Exhibit 99.1

BOQI International Medical Enters into An Amendment to the Securities Purchase

Agreement to Increase the Principal Amount of Senior Convertible Promissory

Notes to Be Purchased by Two Institutional Investors

NEW YORK, February 24, 2021 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announces that it has entered into an amendment to the Securities Purchase Agreement with two institutional investors (the “Investors”) that was previously announced on May 19, 2020. The Amendment increases the principal amount of senior convertible promissory notes to be purchased by the Investors.

Pursuant to the amendment, the aggregate principal amount of senior convertible promissory notes of the Company that may be purchased by the Investors was increased to $5,400,000 from $2,100,000 (the “Base Amount”) (the “Additional Notes”). The purchase price for the $5,400,000 principal amount of the notes will be $4,500,000 in cash and will not bear interest except upon the occurrence of an event of default. In addition, the Investors will receive warrants (the “Additional Warrants”) to purchase 720,000 additional shares of common stock of the Company. The Company may not issue any shares of common stock as payment for the $3,300,000 increased face value portion of the Additional Notes (the “Excess Amount”) and the Additional Warrants will not be exercisable until such time as the Company will obtain the necessary stockholder and regulatory approval.

Similar to the terms of the convertible notes that were issued in May 2020:

●	The Additional Notes are convertible at any time after stockholder approval is obtained at a base conversion price equal to $2.59 per share.

●	The floor price per share at which an Additional Note may be converted is $0.554 with respect to the Base Amount, and $0.372 with respect to the Excess Amount.

Under the terms of the Additional Warrants:

●	The Additional Warrants are exercisable at any time after stockholder approval is obtained, in whole or in part, at the option of the holders thereof, for shares of Common Stock at an exercise price of $2.845 per share.

Notwithstanding the foregoing, the Investors are prohibited from converting the Additional Notes or exercising the Additional Warrants, and any payments in shares of Common Stock of interest and principal will be held in abeyance, to the extent an Investor would beneficially own more than 4.99% (or 9.99%, if the holder elects such higher threshold) of the Company’s outstanding shares of common stock after such conversion or payment.

In addition, the Amendment allows BIMI to effect a Subsequent Placement (as defined in the Securities Purchase Agreement) where its shares of common stock or securities convertible or exercisable into shares of Common Stock are issued in connection with a firm commitment underwritten public offering under certain circumstances.

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized with a focus on the health industry. The Company is now exclusively a healthcare products provider, offering a broad range of healthcare products and related services. For more information about BOQI International Medical, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and the Company’s customers’ economic condition, risk of operations in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Dragon Gate Investment Partners LLC

Tel: +1(646)-801-2803

Email: BIMI@dgipl.com